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                    AGREEMENT REGARDING TRANSFER OF ACCOUNTS



    THIS AGREEMENT REGARDING TRANSFER OF ACCOUNTS is made and entered into this 14th day of December, 1998, by and between THE CREDIT STORE, INC. ("TCS") and FIRST NATIONAL BANK IN BROOKINGS ("Bank").


RECITALS

    A. TCS (through its former subsidiary, Service One International Corporation, which has been merged into TCS) and Bank entered into a Bankcard Marketing Agreement and Purchase Agreement, both dated as of October 2, 1997, pursuant to which TCS markets credit cards, balance transfers debts to credit cards issued by Bank, purchases credit card receivables and services credit cards.

    B. TCS owns credit card receivables that are associated with credit cards issued by the Federal Deposit Insurance Corporation, in its capacity as receiver for BestBank. The FDIC and TCS would like to transfer certain credit card accounts in BIN No. 480975 which contains credit card accounts associated with the receivables owned by TCS ("TCS Accounts").

    C. Bank is willing to take an assignment of the TCS Accounts from the FDIC, but as a condition precedent to taking such an assignment, will require TCS to waive claims and indemnify Bank for any and all liabilities associated with the TCS Accounts which may now exist or may arise in the future.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TCS and Bank agree as follows:

    1. TCS and Bank agree that the TCS Accounts (and new cards issued by Bank for such Accounts) will be governed by the terms and conditions of the Bankcard Marketing Agreement and the Purchase Agreement.

    2. In addition to the indemnification contained in the Bankcard Marketing Agreement and the Purchase Agreement, TCS hereby waives claims and agrees to indemnify and save Bank harmless from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys' fees, that may arise from or in any way relate to any claim, action or lawsuit relating to the TCS Accounts, whether arising before or after the date of this Agreement, except to the extent covered by Bank's indemnification obligations under Section
         3.1 of the Bankcard Marketing Agreement and Section 6.1 of the Purchase Agreement as a result of Bank's wrongful acts or omissions.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                    BANK:

                                    FIRST NATIONAL BANK IN BROOKINGS


                                    By [Illegible]
                                       -----------------------------------------
                                       Its Vice President
                                           -------------------------------------


                                    TCS:

                                    THE CREDIT STORE, INC.


                                    By  /s/ Kevin T. Riordan
                                        ----------------------------------------
                                        Its President
                                            ------------------------------------


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